Exhibit 23.10(b)

Golder Associates Ltd.

March 27, 2020

TO:	Seabridge Gold Inc. United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the “Company”) Consent of Expert

Ladies and Gentlemen:

Reference is made to the following report:

●	Courageous Lake Prefeasibility Study dated as of September 5, 2012 and revised and reissued November 11, 2014 (the “Report”)

In connection with the Company’s Annual Report on Form 40-F (the “40-F”), to be filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, I, Albert Victor Chance, P.Eng., hereby consent to the quotations or summary of the portions prepared by me of the Report in the 40-F; and the use and public filing of such quotations or summary in the 40-F.

Yours truly,

/s/ Albert Victor Chance
Albert Victor Chance, P.Eng.